Exhibit 99.1

Grocery Outlet Holding Corp. Adds Two New Independent Directors
Frances Allen and Felicia Thornton Bring Seasoned Retail Leadership and Operating Expertise to Board
Emeryville, CA – April 2, 2026 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet" or the "Company") today announced the appointments of Frances Allen and Felicia Thornton to its Board of Directors, effective April 1, 2026, as part of the Company’s commitment to enhancing Board expertise aligned with the execution of its strategic priorities. Ms. Allen and Ms. Thornton were selected following a national search conducted with the support of a leading independent search firm.
“Frances and Felicia bring strong grocery and retail operational experience and significant strategic insight to our Board,” said Eric Lindberg, Chairman of Grocery Outlet’s Board of Directors. “Frances is an accomplished leader of nationally recognized restaurant businesses with deep expertise in brand strategy, marketing and operations, including experience with franchise models similar to our independent operator approach. Felicia is a seasoned board member and a finance and operating executive with more than 20 years of specialization in the grocery sector, including a strong background in opportunistic sourcing. Both offer deep experience in driving business transformations, strengthening Board oversight of the Company’s efforts to reinforce our longstanding leadership in value. On behalf of the entire Board, we’re excited to work with Frances and Felicia and look forward to their contributions as we work to deliver long-term shareholder value.”
Frances Allen
Frances Allen brings 40 years of consumer experience and food industry leadership with demonstrated expertise across brand strategy, marketing, franchising, technology and operations. Most recently, she served as President and Chief Executive Officer and a director of Checkers Drive-In Restaurants, Inc., and previously served as President and Chief Executive Officer of Boston Market Corporation, Brand President of Jack in the Box Inc., Chief Brand Officer of Denny’s Corporation, and Chief Marketing Officer of Dunkin’ Donuts USA. She has also held leadership roles at Sony Ericsson Mobile Communications, PepsiCo, Inc. and Frito-Lay. Ms. Allen is a director of Brinker International, where she serves on the Audit and Governance and Nominating Committees. She also serves on the advisory boards of Hi-Auto and the Global Retail Marketing Association (GRMA). Ms. Allen holds a Bachelor of Science in Mathematics from Southampton University in the U.K.
Felicia Thornton
Felicia Thornton has over 30 years of executive leadership experience in the grocery, retail and specialty retail sectors, with proven expertise in corporate finance, strategic growth, operational restructuring and corporate governance. Most recently, Ms. Thornton served in executive and director positions with Number Holdings (99 Cents Only Stores), a deep discount retailer, including Chair and Vice Chair of the Board, Interim Chief Executive Officer and Chief Financial Officer and Treasurer. During her career, Ms. Thornton served in several executive roles in the grocery sector, including as Co-Chief Executive Officer, President, and Chief Operating Officer of Demoulas Super Markets, Inc. (Market Basket), Chief Financial Officer and EVP of Strategy at Albertsons Inc., Group Vice President, Retail Operations, at The Kroger Co. and various executive strategic and financial roles at Ralphs and Fred Meyer, both grocery store chains that became part of The Kroger Co. She also served as Chief Executive Officer of Knowledge Universe U.S., a private childhood education company. Ms. Thornton currently serves on the board of Floor & Decor Holdings, Inc., where she chairs the Nominating and Corporate Governance Committee and serves on the Audit Committee. Her prior public board experience includes Nordstrom, Inc., Pactiv Evergreen Inc., Ares Acquisition Corp. I and Ares Acquisition Corp. II. Ms. Thornton is a National Association of Corporate Directors (NACD) Fellow and holds an NACD Directorship

Certification. She holds a Bachelor of Science in Economics from Santa Clara University and a Master of Business Administration from the University of Southern California.
About Grocery Outlet
Based in Emeryville, California, Grocery Outlet is a growth-oriented extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 540 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Nevada, Idaho, North Carolina, Maryland, Ohio, Georgia, Virginia, New Jersey, Alabama, Delaware and Kentucky.
INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com

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